Exhibit (d-8)
SIXTH ADDENDUM
     THIS SIXTH ADDENDUM is entered into by the parties hereto as of June 26, 2007.
     WHEREAS, Pacific Capital Funds, a Massachusetts business trust (the “Trust”) and Hawaiian Trust Company, Ltd., a state-chartered trust company, entered into an Investment Advisory Agreement dated October 29, 1993; and
     WHEREAS, such Agreement has heretofore been amended (as amended, the “Current Agreement”) by such parties and by Bank of Hawaii, the successor by merger to Hawaiian Trust Company, Ltd. (the “Investment Adviser”); and
     WHEREAS, the parties wish to further amend the Current Agreement in certain respects;
     NOW, THEREFORE, for good and valuable consideration, the parties agree that the Current Agreement is hereby amended as follows, effective as of the date first set forth above:
          1. Advisory Services. The following sub-paragraphs are added to Section 3 of the Current Agreement:
“(d) will notify the Trust immediately upon detection of (i) any material failure to manage any Fund in accordance with the Fund’s investment objectives and policies or any applicable law, or (ii) any material breach of any of the Funds’ or the Investment Adviser’s policies, guidelines or procedures; correct any such failure or breach promptly; and take any action that the Board may reasonably request in connection with any such breach;
“(e) upon request, provide the officers of the Trust with supporting certifications which pertain to services being provided by the Investment Adviser hereunder, in connection with any filings and certifications made pursuant to The Sarbanes-Oxley Act of 2002; and
“(f) promptly notify the Trust in the event (i) the Investment Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation at law, or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which any Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Investment Adviser with federal or state securities laws, or (ii) an actual change in control of the Investment Adviser resulting in an ‘assignment’ (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.”
          2. Compliance with Rule 17a-10. Section 3 of the Current Agreement is amended to add the following as an additional paragraph at the end thereof: “The Investment

Adviser shall not consult with any sub-advisor to any Fund concerning transactions for the Fund or any other series of the Trust in securities or other assets, except as permitted by the1940 Act and the rules of the Securities and Exchange Commission adopted pursuant to the 1940 Act.”
          3. Schedule A. The portion of Schedule A to the Current Agreement regarding the compensation payable with respect to the Pacific Capital Small Cap Fund series of the Trust is hereby amended to read in full as follows:
     “The Investment Adviser has retained Nicholas-Applegate Capital Management (‘Nicholas-Applegate’), Wellington Management Company, LLP (‘Wellington’), and Mellon Equity Associates, LLP (‘Mellon’) as sub-advisers to manage various portions of the Small Cap Fund series of the Trust (the ‘Small Cap Fund’). The Small Cap Fund will pay sub-advisory fees at different rates for the portions of the Small Cap Fund managed by Nicholas-Applegate (the ‘Nicholas-Applegate Sub-Account’), Wellington (the ‘Wellington Sub-Account’), and Mellon (the ‘Mellon Sub-Account’). The compensation payable to the Investment Adviser with respect to the Small Cap Fund shall be (i) forty one-hundredths of one percent (0.40%) of the average daily net assets of the Nicholas-Applegate Sub-Account, (ii) forty one-hundredths of one percent (0.40%) of the average daily net assets of the Wellington Sub-Account, and (iii) fifty-five one-hundredths of one percent (0.55%) of the average daily net assets of the Mellon Sub-Account.”
          4. No Other Changes. Except as modified hereby, all provisions of the Current Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

PACIFIC CAPITAL FUNDS		BANK OF HAWAII through its Asset Management Group

By:	/s/ Robert I. Crowell	By:	/s/ Jordan T. Ige

Name:	Robert I. Crowell	Name:	Jordan T. Ige
Title:	President	Title:	Senior Vice President